EXHIBIT 99.1

Contacts: Jim Weiss/Leiv Lea

Pharmacyclics, Inc.

(408) 774-0330 or 415-362-5018

PHARMACYCLICS REPORTS FOURTH QUARTER AND

FISCAL 2003 FINANCIAL RESULTS

-- Pivotal Phase 3 Xcytrin Clinical Trial Enrollment on

Schedule and Open at More Than 85 Sites Worldwide --

SUNNYVALE, CA, August 21, 2003 -- Pharmacyclics, Inc. (Nasdaq: PCYC) today reported financial results for its fourth quarter and fiscal year ended June 30, 2003. For the fourth quarter, net loss was $7.5 million, or $0.46 per share, compared to a net loss of $7.3 million, or $0.45 per share, in the comparable period of fiscal 2002.

Research and development expenses decreased to $6.2 million for the three months ended June 30, 2003 compared to $6.4 million during the same period of the prior fiscal year. While total research and development expenses were almost the same between the two periods, total personnel costs declined approximately $0.9 million, primarily due to reduced headcount, and outside clinical trial costs increased approximately $0.8 million, primarily associated with the company's pivotal Phase 3 trial evaluating the efficacy and safety of its lead investigational product, Xcytrin® (motexafin gadolinium) Injection, for the treatment of brain metastases in lung cancer patients.

For the fiscal year ended June 30, 2003, net loss was $28.3 million, or $1.75 per share, compared to a net loss of $36.6 million, or $2.27 per share, for fiscal 2002.

As of June 30, 2003, the company had cash, cash equivalents and marketable securities totaling $87.7 million, compared to $114.9 million at June 30, 2002.

The company is currently projecting total operating expenses for fiscal 2004 of between $30 and $32 million. Research and development expenses are expected to be between $24 and $26

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million. General and administrative expenses are expected to be approximately $6 million. The company estimates that net cash used for fiscal 2004 will be between $27 and $29 million, compared to net cash used of approximately $27 million in fiscal 2003.

"We have made great progress over the last year as we implement our strategy to focus on the clinical development of our advanced stage product candidate Xcytrin in oncology," said Richard A. Miller, M.D., President and Chief Executive Officer of Pharmacyclics. "We initiated our pivotal Phase 3 SMART trial with Xcytrin, which is now open at more than 85 sites worldwide and we estimate completion of patient enrollment, as planned, in the fourth calendar quarter of 2004. We also began several Phase 1 and 2 trials with Xcytrin in other tumor types used alone and in combination with chemotherapy."

Fiscal 2003 Key Highlights and Accomplishments
  Began enrollment of Phase 3 SMART trial of Xcytrin in non-small cell lung cancer patients with brain metastases;
  Received Special Protocol Assessment Agreement (SPA) from U.S. FDA for SMART Trial;
  Presented complete results of initial Phase 3 clinical trial of Xcytrin in brain metastases at key medical conferences (e.g., ASCO, ASTRO, EORTC, IASLC and SNO);
  Published final results of initial Phase 3 clinical trial of Xcytrin in brain metastases in Journal of Clinical Oncology;
  Presented preclinical and Phase 1 clinical data of Xcytrin at key 2003 medical conferences (e.g., AACR, ASCO), including its potential application in hematologic cancers; initiated Phase 1 and 2 trials with Xcytrin in head and neck cancer, lymphomas and other advanced cancers;
  Presented final Phase 1 data of Antrin® (motexafin lutetium) phototherapy in coronary artery disease/vulnerable plaque at TCT meeting.

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The Pivotal SMART Trial
Pharmacyclics is currently conducting a Phase 3 trial evaluating the safety and efficacy of Xcytrin known as the SMART (Study of Neurologic Progression with Motexafin Gadolinium And Radiation Therapy) trial. This randomized controlled study is now enrolling 550 patients at leading medical centers in the United States, Canada, Europe and Australia. It is designed to compare the effects of whole brain radiation (WBRT) alone to WBRT plus Xcytrin for the treatment of patients with brain metastases from lung cancer. The trial's primary endpoint is time to neurologic progression as determined by a blinded events-review committee. Survival and neurocognitive function will also be assessed as secondary endpoints of the trial.

About Pharmacyclics

Pharmacyclics is a pharmaceutical company developing products to improve upon current therapeutic approaches to cancer and atherosclerosis. The company's products are rationally designed, ring-shaped small molecules called texaphyrins that selectively target and disrupt the bioenergetic processes of diseased cells, such as cancer and atherosclerotic plaque. When activated by various forms of energy, including X-ray and light, these texaphyrins can help to reduce or eliminate the diseased tissue. More information about the company, its technology, and products can be found on its web site at www.pcyc.com.

NOTE: The statements made in this press release about the status of clinical trials, projected enrollment dates for current clinical trials, the potential uses of the company's products, current marketing plans for the company's products, and projected operating expenses and use of cash for fiscal 2004, other than statements of historical fact, are forward-looking statements. The forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those in the forward-looking statements, including risks associated with the initiation, timing, cost and results of clinical trials, the progress of research and development programs, the regulatory approval process in the United States and other countries and future capital requirements. For further information about risks that may affect the actual results achieved by Pharmacyclics, please see the company's reports filed with the U.S. Securities and Exchange Commission from time to time, including but not limited to, its reports on Forms 10-Q and 10-K. Pharmacyclics® , the "pentadentate" logo® , Xcytrin® , and Antrin® are registered trademarks of Pharmacyclics, Inc.

---FINANCIALS ATTACHED---

PHARMACYCLICS, INC.
(a development stage enterprise)
Condensed Statements of Operations
(unaudited)(in thousands, except per share data)

                                             Three Months Ended Twelve Months Ended
                                                   June 30,            June 30,
                                              ------------------  ------------------
                                                2003      2002      2003      2002
                                              --------  --------  --------  --------

Operating expenses:
     Research and development .............. $  6,246  $  6,445  $ 23,912  $ 33,981

     Marketing, general and administrative .    1,610     1,613     6,167     7,791
                                              --------  --------  --------  --------
            Total operating expenses .......    7,856     8,058    30,079    41,772
                                              --------  --------  --------  --------
Loss from operations .......................   (7,856)   (8,058)  (30,079)  (41,772)

Interest and other, net ....................      330       805     1,781     5,197
                                              --------  --------  --------  --------
Net loss ................................... $ (7,526) $ (7,253) $(28,298) $(36,575)
                                              ========  ========  ========  ========

Basic and diluted net loss per share ....... $  (0.46) $  (0.45) $  (1.75) $  (2.27)
                                              ========  ========  ========  ========
Shares used to compute basic and
    diluted net loss per share .............   16,222    16,173    16,205    16,143
                                              ========  ========  ========  ========

Condensed Balance Sheets
(unaudited; in thousands)

                                                               June 30,     June 30,
                                                                2003         2002
                                                            -----------  -----------

   Assets
     Cash and cash equivalents and marketable securities . $    87,735  $   114,918

     Other current assets ................................       1,339        1,182
                                                            -----------  -----------
          Total current assets ...........................      89,074      116,100

     Property and equipment, net .........................       2,206        4,156

     Other noncurrent assets .............................         573          756
                                                            -----------  -----------
                                                           $    91,853  $   121,012
                                                            ===========  ===========

   Liabilities and stockholders' equity
     Current liabilities ................................. $     2,408  $     3,170

     Long-term obligations ...............................          35          234

     Stockholders' equity ................................      89,410      117,608
                                                            -----------  -----------
                                                           $    91,853  $   121,012
                                                            ===========  ===========

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